Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated September 17, 2019 with respect to the financial statements of TriSource Solutions, LLC, incorporated by reference in this Registration Statement on Form S-3, which report was included in Repay Holdings Corporation’s Registration Statement on Form S-1 filed on May 26, 2020. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

HONKAMP KRUEGER & CO, P.C.

/s/ Honkamp Krueger & Co, P.C.

Dubuque, Iowa
August 28, 2020